Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 9, 2013, with respect to the consolidated statement of assets, liabilities and partners’ equity of American Energy Capital Partners, LP and the consolidated balance sheet of American Energy Capital Partners GP, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/GRANT THORNTON LLP

Oklahoma City, Oklahoma

December 13, 2013